Exhibit 10.1
Execution Version
SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (the “Release”) is made by and between TCF Financial Corporation (collectively with TCF National Bank and its predecessors, successors, assigns, parents, affiliates, subsidiaries, and related companies and all of their affiliates, “TCF”), and Craig R. Dahl (the “Executive”) (in the aggregate, the “Parties”).

WHEREAS, Executive’s employment with TCF will end effective October 27, 2020 and that such separation is without Cause; and
WHEREAS, pursuant to Executive’s separation and agreement to provide advisory services to TCF through January 29, 2021, TCF will provide certain payments and benefits to Executive in accordance with the terms below and that are contingent upon TCF’s receipt of a general release from Executive;
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed between the Parties as follows:
1.Advisory Services. Executive agrees to provide post-employment advisory services to TCF through January 29, 2021 to ensure a smooth transition. Such services shall be on an as-needed basis as reasonably requested by TCF’s Executive Chairman, to be performed at such locations and times as necessary. The level of services is intended to constitute less than 20% of Executive’s average weekly services to TCF over the prior 36-month period. Compensation for Executive’s advisory services is incorporated within the payments and benefits provided hereunder.

2.Compensation. Subject to the terms and conditions hereof and Executive’s continued compliance with the terms and covenants set forth in Section 5 of his Amended and Restated Employment Agreement with TCF, dated as of November 6, 2019 (the “Employment Agreement”), as well as his cooperation providing the advisory services described above and conditioned on Executive’s execution and submission of this Release within 60 days following his employment termination date, with no revocation, TCF shall pay Executive: (a) one lump sum payment of $11,213,931, less applicable withholding taxes, on the first payroll date after the Release becomes enforceable, with all revocation dates having expired, provided that if such 60-day period spans two calendar years, the payment shall be made in the second calendar year; (b) $1,500,000, payable in equal monthly installments on the first day of each month for a period of eighteen months, commencing on May 1, 2021; plus (iii) if Executive elects COBRA coverage, payment of his COBRA premiums until the earlier of the date on which he is no longer eligible for COBRA or 24 months from his employment termination date. Executive’s outstanding equity awards shall vest as of his employment termination date and be paid out or settled, as applicable, in accordance with their terms for involuntary employment termination without cause, as defined therein. No payment made under this Section 2 is a payment made in connection with a Change in Control under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”). Executive acknowledges that the payments and benefits provided hereunder are in full satisfaction of and exceed any payments and benefits owed to Executive under his Employment Agreement or otherwise, with the exception of benefits that he has accrued under TCF’s 401(k) Plan, SERP and Deferred Compensation Plan.

3.Releases.

(a)In exchange for the good and valuable consideration set forth herein, Executive agrees for Executive, Executive’s heirs, administrators, representatives, executors, successors and assigns (“Releasors”), to irrevocably and unconditionally release, waive and forever discharge any and all manner of action, causes of action, claims, rights, promises, charges, suits, damages, debts, lawsuits, liabilities, rights, due controversies, charges, complaints, remedies, losses, demands, obligations, costs, expenses, fees (including, without limitation attorneys’ fees), or any and all other liabilities or claims of whatsoever nature, whether arising in contract, tort, or any other theory of action, whether arising in law or in equity, whether known or unknown, choate or inchoate, matured or unmatured, contingent or fixed, liquidated or unliquidated, accrued or unaccrued, asserted or unasserted, including, but not limited to, any claim and/or claim of damages or other relief for tort, breach of contract, personal injury, negligence, and any other claims of unlawful employment practices or any other unlawful criterion or circumstance which Executive and Releasors had, now have, or may have in the future against each or any of TCF, its parent, divisions, affiliates and related companies or entities, regardless of its or their form of business organization, any predecessors, successors, joint ventures, and parents of any Company Entity, and any and all of their respective past or present directors, officers, shareholders, partners, employees, consultants, independent contractors, trustees, administrators, insurers, agents, attorneys, representative and fiduciaries, successors and assigns including without limitation all persons acting by, through, under or in concert with any of them (all collectively, the “Released Parties’) for any act or omission that has occurred up through the date on which Executive signs this Release.

This Release includes but is not limited to any claims arising under Title VII of the Civil Rights Act, 42 U.S.C. § 2000e et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq., the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act (ERISA), 29 U.S.C. §1001 et seq., the Genetic Information Nondiscrimination Act, 42 U.S.C. § 2000ff et seq., the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Civil Rights Act of 1991, 42 U.S.C. § 1981a, the Equal Pay Act, 29 U.S. C. § 206(d) et seq., the Sarbanes-Oxley Act, 15 U.S.C. § 7201 et seq., the National Labor Relations Act, 29 U.S.C. § 151 et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101 et seq., the Uniformed Services Employment and Reemployment Rights Act of 1994, 38 U.S.C. § 4301 et seq., the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., the Minnesota Human Rights Act, Minn. Stat. Chapter 363A, the Minnesota Pregnancy and Parenting Leave Act, Minn. Stat. § 181.940 et seq., the Minnesota Whistleblower Act, Minn. Stat. § 181.931 et seq., Minn. Stat. Chapter 181, Minn. Stat. § 176.82, Minn. Stat. § 204C.04, Minn. Stat. § 593.50, the Minneapolis Civil Rights Ordinance, Title 7, the Minneapolis Sick and Safe Time Ordinance, the St. Paul Earned Sick and Safe Time Ordinance, the. St. Paul Human Rights Ordinance, and any amendments to any of the above, any claims under any other federal, state or local law, rule, ordinance or regulation.
This Release also includes any and all claims against the Released Parties, whether grounded in contract or tort theories, including but not limited to: breach of contract; tortious interference with contractual relations; claims for unpaid compensation (including vacation pay and bonuses); claims for punitive damages or attorneys’ fees; promissory estoppel; detrimental reliance; breach of the implied covenant of good faith and fair dealing; breach of express or implied promise; breach of manuals or other policies; breach of fiduciary duty; assault; battery; fraud; false imprisonment; invasion of privacy; intentional or negligent misrepresentation; defamation, including libel, slander, discharge defamation and self-publication defamation; discharge in violation of public policy; qui tam actions; whistleblower; intentional or negligent infliction of emotional distress; wrongful discharge, and claims under any other theory, whether legal or equitable. Executive understands that Executive does not waive rights or claims based on facts or conditions that may arise after the date on which he signs this Release.

(b)Executive acknowledges that Executive has read this Release carefully and understands all of its terms.

(c)Executive understands and agrees that Executive has been advised to consult with an attorney prior to executing this Release, which he has done.

(d)Executive understands that Executive is entitled to consider this Release for up to twenty-one (21) days before signing the Release. However, after due deliberation, Executive may elect to sign this Release without availing himself of the opportunity to consider its provisions for at least twenty-one (21) days. Executive hereby acknowledges that any decision to shorten the time for considering this Release prior to signing it is voluntary, and such decision is not induced by or through fraud, misrepresentation, or a threat to withdraw or alter the provisions set forth in this Release in the event Executive elected to consider this Release for at least twenty-one (21) days prior to signing the Release.

(e)Executive understands that Executive may revoke this Release as it relates to any potential claim that could be brought or filed under the Age Discrimination in Employment Act 29 U.S.C. §§ 621-634, within seven (7) days after the date on which Executive signs this Release, and that this Release as it relates to such a claim does not become effective until the expiration of the seven (7) day period. Executive is also informed of his right to rescind this Release insofar as it extends to potential claims under the Minnesota Human Rights Act (“MHRA”) by written notice to TCF within fifteen (15) calendar days following Executive’s execution of this Release. The 15-day rescission period shall begin to run on the first calendar day after Executive signs this Release. The 7-day revocation period and 15-day rescission period shall run concurrently. Any such revocation or rescission (“the Revocation”) must be made in writing and delivered by hand or by certified mail, return receipt requested, postmarked on or before the last day within the applicable period to the General Counsel of TCF (with a copy to the Chief Human Resources Officer) at the address provided below.

If Executive exercises his right to revoke or rescind any portion of his release of claims under the ADEA or the MHRA, TCF may, at its option, either nullify this Release in its entirety, or keep it in effect in all respects other than as to that portion of his release of claims that Executive has revoked or rescinded.
(f)In agreeing to sign this Release, Executive is doing so voluntarily and agrees that Executive has not relied on any oral statements or explanations made by TCF or its representatives.

(g)Notwithstanding the above, Executive does not release any rights  with respect to Executive’s rights to be indemnified, if any, in accordance with applicable laws and TCF’s Articles of Incorporation and Bylaws, or under any liability insurance policy carried by the Company for the benefit of its current and past directors, officers and/or employees.

4.Continuing Obligations.

Executive hereby agrees and acknowledges that he is subject to certain continuing obligations pursuant to Section 5 of the Employment Agreement as revised in this Section 4 and the advisory services described in Section 1 above. The “Restricted Period” definition in Section 5(b)(v) of the Employment Agreement is hereby amended to change the Restricted Period duration from 24 months to 36 months; provided, however, that notwithstanding Section 5(c) of the Employment Agreement, (a) Executive may serve on the Board of Directors of any organization effective immediately, and (b) after 24 months following employment termination, Executive may work for any bank or financial institution with assets less than $50 billion. Executive further acknowledges the validity and enforceability of his obligations under Section 5 of the

Employment Agreement, as revised herein and Section 1 above, and agrees that those obligations survive termination of his employment with TCF and shall not be superseded or otherwise negated by this Release.

5.Non-Disparagement.

Executive agrees not to make, cause to be made, issue, release, publish, authorize, or confirm any “Disparaging” (as defined below) remarks, comments, or statements, whether written, oral, or electronic, about TCF, its executives, past and present Bank and Holding Company Board of Directors and the Executive Leadership Team, or its products or services. “Disparaging” remarks, comments, or statements include those that impugn the reputation, goodwill, or legitimate business interests of TCF or its executives, past and present directors, and the Executive Leadership Team.
TCF will instruct its Bank and Holding Company Board of Directors, the Executive Chairman and Executive Leadership Team in place at the time of Executive’s employment termination, to not to make, cause to be made, issue, release, publish, authorize, or confirm any “Disparaging” (as defined below) remarks, comments, or statements, whether written, oral, or electronic, about Executive. “Disparaging” remarks, comments, or statements include those that impugn the reputation of Executive.
The Parties agree and acknowledge that this Section is a substantial, material inducement to the Parties to enter into this Release. It is understood and agreed that this Section is intended to be and shall be construed in such a way as to provide the greatest possible protection for each Party against the other.
6.Cooperation. In addition to the advisory services described herein, Executive agrees to be reasonably available to consult with and cooperate with TCF with regard to matters about which he has institutional knowledge from his period of service with TCF.

7.FMLA & FLSA Compliance. Executive represents and warrants that Executive is not aware of any facts or circumstances that might justify a claim against TCF for any violation of the Family and Medical Leave Act (“FMLA”). Executive represents and warrants, following a deliberate consideration of compensation or benefits to which Employee may be entitled, that Executive has received: (1) any and all legally protected leave to which Executive may have been entitled, including but not limited to leave under the FMLA; and (2) any and all wages, including but not limited to overtime wages, for work Executive performed, as required under the Fair Labor Standard Act (“FLSA”) or comparable state statutes.

8.Code Section 409A. Payments and benefits provided under this Agreement are intended to be exempt from or comply with Code Section 409A, and the provisions of the Agreement are to be construed accordingly. However, in no event shall TCF be responsible for any tax or penalty owed by Executive with regard to payments and benefits provided herein, including any related to Code Section 409A. For purposes of Code Section 409A, each installment of payments or benefits provided hereunder is intended to be treated as a separate payment, and the terms “employment termination” and “termination of employment” or terms of like kind are intended to constitute “separation from service” under Code Section 409A. Notwithstanding any provision in this Agreement to the contrary, if Executive is determined to constitute a “Specified Employee” as defined under Code Section 409A at the time of his employment termination, any payments and benefits provided hereunder that are not then exempt from Code Section 409A shall be aggregated and delayed until the earlier of the first day of the seventh month following Executive’s termination of employment or death, when they shall be paid in the form of a lump sum. Thereafter, any remaining payments and benefits shall be paid as if there had been no earlier delay.

9.Notices. Every notice relating to this Release shall be in writing and if given by mail shall be given by registered or certified mail with return receipt requested. All notices to TCF shall be delivered to TCF’s General Counsel (with a copy to the Chief Human Resources Officer) at the following addresses:

TCF General Counsel: 11100 Wayzata Boulevard, Suite 802, Minnetonka, MN 55305

TCF Chief Human Resources Officer: 2301 W. Big Beaver Road, Suite 525, Troy, MI 48084

Any notice to Executive shall be delivered to Executive personally or addressed to Executive at Executive’s last residence address as then contained in TCF’s records, or such other address as Executive may designate. Either party by notice to the other may designate a different address to which notices shall be addressed. Any notice given by TCF to Executive at Executive’s last designated address shall be effective to bind any other person who shall acquire rights hereunder.
10.Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of Minnesota, without giving effect to conflicts of laws.

11.Counterparts. This Release may be executed in two (2) or more counterparts, all of which when taken together shall be considered one (1), and the same Release and shall become effective when the counterparts have been signed by each Party and delivered to the other Party; it being understood that both Parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same.

12.Entire Agreement. This Release, when aggregated with the applicable Sections of the Employment Agreement and equity award agreements, contains the entire understanding of the Parties with respect to the subject matter hereof and together supersedes all prior agreements and understandings, oral or written, with respect to such matters, which the Parties acknowledge have been merged into this Release.

13.    Severability and Judicial Modification. If any portion of the Agreement is adjudicated to be invalid or unenforceable, then a court of competent jurisdiction shall amend, modify or delete that portion thus adjudicated invalid or unenforceable, and the validity and enforceability of the remainder of this Agreement shall be unaffected.
14.    Construction. All words used in the Agreement shall, unless defined herein or in the Employment Agreement, have their plain meaning in ordinary English. The Agreement shall not be construed or interpreted for or against any Party hereto because that Party drafted or caused the Party’s representative to draft any of its provisions. Whenever the context so requires, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine (or neuter) gender and vice versa.
15.    Knowing, Voluntary Agreement. Executive agrees and acknowledges that he has received and read this Agreement, that the provisions of this Agreement are understandable to him, and that he fully appreciates and understands the meaning of its terms and their effect.

IN WITNESS WHEREOF, the parties hereto have executed this Release as set forth below.

Dated:     October 26, 2020              _______________________________________
Craig R. Dahl, Executive
TCF FINANCIAL CORPORATION

Dated:     October 26, 2020            By:_____________________________________
Its: _____________________________________

TCF FINANCIAL CORPORATION
By:    /s/ Craig R. Dahl
/s/ David T. Provost         Name: Craig R. Dahl
David T. Provost, Executive                Title:    President and Chief Executive Officer

WAIVER OF 21-DAY NOTICE PERIOD
I have been provided with the Release between TCF Financial Corporation (collectively with TCF Bank and all of their affiliates, “TCF”) and Craig R. Dahl (“Executive”).
I understand that I have twenty-one (21) days from the date the Agreement was presented to me to consider whether or not to sign the Agreement. I further understand that I have the right to seek counsel prior to signing the Agreement.
I am knowingly and voluntarily signing and returning the Agreement prior to the expiration of the twenty-one (21)-day consideration period. I understand that I have seven (7) days from signing the Agreement to revoke the Agreement to assert claims under the Age Discrimination in Employment Act and fifteen (15) days from signing the Agreement to revoke the Agreement to assert claims under the Minnesota Human Rights Act, by delivering a written notice of revocation to the General Counsel (with a copy to the Chief Human Resources Officer), TCF Financial Corporation, 11100 Wayzata Boulevard, Minnetonka, MN 55305.

Craig R. Dahl, Executive

Dated: ___